                                                                   Exhibit 10.14





                AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


                                  dated as of

                                  May 30, 1997

                                     among

                            AVALON PROPERTIES, INC.,

                                      and

                     FIRST UNION NATIONAL BANK OF VIRGINIA

                               TABLE OF CONTENTS


ARTICLE I                 DEFINITIONS                                                                  1
    SECTION 1.1           Definitions                                                                  1
    SECTION 1.2           Accounting Terms and Determinations                                          13
    SECTION 1.3           Types of Borrowing                                                           14
ARTICLE II                THE CREDITS                                                                  14
    SECTION 2.1           Commitment to Lend                                                           14
    SECTION 2.2           Notice of Committed Borrowing                                                14
    SECTION 2.3           Money Market Borrowing                                                       15
    SECTION 2.4           Funding of Loans                                                             18
    SECTION 2.5           Note                                                                         18
    SECTION 2.6           Letters of Credit                                                            18
    SECTION 2.7           Interest Rate                                                                20
    SECTION 2.8           Fees                                                                         21
    SECTION 2.9           Mandatory Expiration; Extension Options                                      22
    SECTION 2.10          Mandatory Prepayment                                                         23
    SECTION 2.11          Optional Prepayments                                                         23
    SECTION 2.12          General Provisions as to Payments                                            24
    SECTION 2.13          Funding Losses                                                               24
    SECTION 2.14          Computation of Interest and Fees                                             25
    SECTION 2.15          Use of Proceeds                                                              25
    SECTION 2.16          Letter of Credit Usage Absolute                                              25
    SECTION 2.17          Method of Electing Interest Rates                                            26
ARTICLE III               CONDITIONS                                                                   27
    SECTION 3.1           Closing                                                                      27
    SECTION 3.2           Borrowings                                                                   28
ARTICLE IV                REPRESENTATIONS AND WARRANTIES                                               29
    SECTION 4.1           Existence and Power                                                          29
    SECTION 4.2           Power and Authority                                                          29
    SECTION 4.3           No Violation                                                                 29
    SECTION 4.4           Financial Information                                                        30
    SECTION 4.5           Litigation                                                                   30
    SECTION 4.6           Compliance with ERISA                                                        30
    SECTION 4.7           Environmental Matters                                                        31
    SECTION 4.8           Taxes                                                                        31
    SECTION 4.9           Full Disclosure                                                              31
    SECTION 4.10          Solvency                                                                     32
    SECTION 4.11          Use of Proceeds; Margin Regulations                                          32
    SECTION 4.12          Governmental Approvals                                                       32
    SECTION 4.13          Investment Company Act; Public Utility Holding Company Act                   32
    SECTION 4.14          Patents, Trademarks, etc.                                                    32
    SECTION 4.15          Ownership of Property                                                        32
    SECTION 4.16          No Default                                                                   32

    SECTION 4.17          Licenses, etc.                                                               33
    SECTION 4.18          Compliance With Law                                                          33
    SECTION 4.19          No Burdensome Restrictions                                                   33
    SECTION 4.20          Brokers' Fees                                                                33
    SECTION 4.21          Labor Matters                                                                33
    SECTION 4.22          Insurance                                                                    33
    SECTION 4.23          Organizational Documents                                                     33
    SECTION 4.24          Principal Offices                                                            34
    SECTION 4.25          REIT Status                                                                  34
ARTICLE V                 AFFIRMATIVE AND NEGATIVE COVENANTS                                           34
    SECTION 5.1           Information                                                                  34
    SECTION 5.2           Payment of Obligations                                                       37
    SECTION 5.3           Maintenance of Property; Insurance                                           38
    SECTION 5.4           Conduct of Business and Maintenance of Existence                             38
    SECTION 5.5           Compliance With Laws                                                         38
    SECTION 5.6           Inspection of Property, Books and Records                                    38
    SECTION 5.7           Existence                                                                    39
    SECTION 5.8           Financial Covenants                                                          39
    SECTION 5.9           Restriction on Fundamental Changes                                           40
    SECTION 5.10          Changes in Business                                                          40
    SECTION 5.11          Fiscal Year; Fiscal Quarter                                                  40
    SECTION 5.12          Margin Stock                                                                 40
    SECTION 5.13          Unsecured Debt                                                               40
    SECTION 5.14          No Other Unsecured Debt                                                      40
ARTICLE VI                DEFAULTS                                                                     41
    SECTION 6.1           Events of Default                                                            41
    SECTION 6.2           Rights and Remedies                                                          43
    SECTION 6.3           Actions in Respect of Letters of Credit                                      43
ARTICLE VII               CHANGE IN CIRCUMSTANCES                                                      45
    SECTION 7.1           Increased Cost and Reduced Return                                            45
    SECTION 7.2           Taxes                                                                        46
ARTICLE VIII              MISCELLANEOUS                                                                47
    SECTION 8.1           Notices                                                                      47
    SECTION 8.2           No Waivers                                                                   47
    SECTION 8.3           Expenses; Indemnification                                                    47
    SECTION 8.4           Set-Offs                                                                     48
    SECTION 8.5           Amendments and Waivers                                                       48
    SECTION 8.6           Successors and Assigns                                                       48
    SECTION 8.7           Governing Law; Submission to Jurisdiction                                    49
    SECTION 8.8           Marshaling; Recapture                                                        50
    SECTION 8.9           Counterparts; Integration; Effectiveness                                     50
    SECTION 8.10          WAIVER OF JURY TRIAL                                                         50
    SECTION 8.11          Survival                                                                     50
    SECTION 8.12          Domicile of Loans                                                            50

    SECTION 8.13          Limitation of Liability                                                      50
    SECTION 8.14          Recourse Obligation                                                          51
    SECTION 8.15          Confidentiality                                                              51
    SECTION 8.16          Legal Rate                                                                   51

                AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT



                 This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Agreement" or this "Credit Agreement") dated as of May 30, 1997, among AVALON PROPERTIES, INC., a Maryland corporation (the "Borrower") and FIRST UNION NATIONAL BANK OF VIRGINIA, a National Banking Association ("First Union" or "Bank"),

                                  WITNESSETH:

                 THAT WHEREAS, the parties hereto have previously entered into a Revolving Credit Agreement dated as of February 29, 1996, as amended by a First Amendment to Revolving Credit Agreement, dated as of June 30, 1996, by a Second Amendment to Revolving Credit Agreement, dated as of October 24, 1996, and by a Third Amendment to Revolving Credit Agreement dated as of April 7, 1997 (as so amended, the "Original Credit Agreement"); and

                 WHEREAS, the parties desire to amend and restate the Original Credit Agreement in its entirety upon the terms and conditions set forth herein;

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                       1.

                                  DEFINITIONS

1. Definitions. The following terms, as used herein, have the following meanings:

                 "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.7(a).

                 "Agreement" shall mean this Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

                 "Applicable Interest Rate" means, with respect to any Loan, the interest rate applicable to such Loan from time to time.

                 "Applicable Margin" means, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which the Borrower's Credit Rating then falls, in accordance with the following table. Any change in the Borrower's Credit Rating causing it to move to a different range on the table shall effect an immediate and automatic change in the Applicable Margin. In the event that the Borrower's Credit Rating is such that the Rating Agencies' ratings are split between a higher and lower range on the table below, the Applicable Margin shall be based upon the average of the Applicable Margins applicable to such ratings. In the event that only one Rating Agency has set the Borrower's Credit Rating, then the Applicable Margin shall be based on such rating only.

        Range of Borrower's                  Applicable Margin
          Credit Rating                       for EuroDollar
           (S&P/Moody's                        Loans (% per
              Ratings)                             annum)
 A-/A3 or higher                                   0.550
 BBB+/Baa1                                         0.625
 BBB/Baa2                                          0.800
 BBB-/Baa3                                         0.950
 Below BBB-/Baa3                                   1.125


                 "Bank" means First Union National Bank of Virginia, its successors and permitted assigns.

                 "Bankruptcy Code" shall mean Title 11 of the United States Code, entitled "Bankruptcy," as amended from time to time, and any successor statute or statues.

                 "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multi-employer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

                 "Borrower" means Avalon Properties, Inc., a Maryland corporation qualified as a real estate investment trust, and its successors.

                 "Borrower's Credit Rating" means the Borrower's senior implied rating as assigned by the Rating Agencies or the rating assigned the Borrower's senior unsecured long term indebtedness by the Rating Agencies, whichever is applicable.

                 "Borrower's SEC Reports" means the Borrower's annual report on Form 10-K for the year ended December 31, 1996, Borrower's Form 10-Q for the three month period ended March 31, 1997, each, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                 "Borrowing" means a borrowing hereunder consisting of a Loan or Loans made to the Borrower by the Bank pursuant to this Agreement.

                  "Capital Expenditures" shall mean, for any period, the sum of all expenditures (whether paid in cash or accrued as a liability) by the Borrower which are capitalized on the balance sheet of the Borrower in conformity with GAAP.

                 "Capitalized Interest" shall mean interest which is not expensed under GAAP.

                 "Cash and Cash Equivalents" shall mean (i) cash, (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, Domestic and EuroDollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by Standard & Poors Corporation ("S&P") and P-1 by Moody's Investors Services, Inc. ("Moody's") and/or guaranteed by an Aa rating by Moody's, a AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks,
(v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody's and/or guaranteed by an Aa rating by Moody's, a AA rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody's and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank, (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by an AA rating given by S&P or Aa2 rating given by Moody's or better rated credit.

                 "Charges" has the meaning set forth in Section 8.16.

                 "Closing Date" means the date of this Agreement.

                 "Code" or "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

                 "Combined Asset Value" shall mean the book value of the assets of the Borrower (including Minority Holdings) and its Consolidated Subsidiaries, calculated on a consolidated basis, in accordance with GAAP, but without deduction for depreciation and net of monetary obligations which are not for borrowed money (such as accounts payable and working capital liabilities).

                 "Commitment" means the maximum amount that the Bank has committed to lend pursuant to this Agreement, which amount is Fifty Million Dollars ($50,000,000), as such amount may be reduced from time to time pursuant to Section 2.11.

                 "Committed Loan" means a loan made by the Bank pursuant to
Section 2.1; provided, that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

                 "Consolidated Subsidiary" means at any date any Subsidiary or other entity which is consolidated with the Borrower in accordance with GAAP.

                 "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means with respect to any such intangible assets, the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to September 30, 1994, in the book value of any-asset (other than Real Property Assets) owned by the Borrower or a Consolidated Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

                 "Construction Asset Cost" shall mean, with respect to Real Property Assets in which construction of improvements has begun (as evidenced by foundation excavation) but have not yet been completed (as such completion shall be evidenced by a certificate of occupancy or its equivalent) the aggregate, good faith estimated cost of construction of such improvements, including land acquisition costs.

                 "Contingent Obligation" as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements, guaranteeing partially or in whole any Non-Recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 4.4 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person's guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom the Borrower owns an interest (which guarantees are non-recourse to the Borrower), to the extent the guarantees, in the aggregate, exceed 15% of Combined Asset Value, the amount in excess of 15% shall be deemed to be a Contingent Obligation of the Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Debt of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Debt of such Person. Notwithstanding anything contained herein to the contrary, "Contingent Obligations" shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn. All matters constituting "Contingent Obligations" shall be calculated without duplication.

                 "Debt" of any Person means, without duplication, (A) as shown on such Person's balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (but only to the extent disbursed with respect to construction loans), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder (except to the extent any such letter of credit is intended as a guaranty of the Debt of a Consolidated Subsidiary), (C) all Contingent Obligations of such Person, (D) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreement which were not entered into specifically in connection with Debt set forth in clauses (A), (B) or (C) hereof. For purposes of this Agreement, Debt (other than Contingent Obligations) of the Borrower shall be deemed to include only the Borrower's pro rata share (such share being based upon the Borrower's percentage ownership interest as shown on the Borrower's annual audited financial statements) of the Debt of any Person in which the Borrower, directly or indirectly, owns an interest, provided that and to the extent that such Debt is non-recourse, both directly and indirectly, to the Borrower. Debt shall not include any undrawn but uncancelled amounts under this facility but shall include the aggregate face amount of all letters of credit then issued and outstanding pursuant to this Agreement.

                 "Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Defaulted Non-Recourse Debt" shall have the meaning set forth in Section 5.2 hereof.

                 "Development Projects" shall have the meaning set forth in
Section 5.1(m) hereof.

                 "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Virginia and Connecticut are authorized by law to close.

                 "Effective Date" means the date this Agreement becomes effective in accordance with Section 8.9.

                 "Environmental Affiliate" means any partnership, joint venture, trust or corporation in which an equity interest is owned by the Borrower, either directly or indirectly.

                 "Environmental Approvals" means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

                 "Environmental Claim" means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.

                 "Environmental Laws" means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Materials of Environmental Concern or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Materials of Environmental Concern or wastes or the clean-up or other remediation thereof.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

                 "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

                 "EuroDollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

                 "EuroDollar Lending Office" means such office, branch or affiliate as the Bank may from time to time hereafter designate as its EuroDollar Lending Office.

                 "EuroDollar Loan" means any Loan to be made by the Bank pursuant to this Agreement.

                 "EuroDollar Reserve Percentage" has the meaning set forth in Section2.7(a).

                 "Event of Default" has the meaning set forth in Section 6.1.

                 "Existing Agented Facility" means the credit facility of up to One Hundred Seventy-Five Million Dollars ($175,000,000) available to the Borrower pursuant to the Revolving Credit Agreement dated as of March 31, 1997, among the Borrower, certain banks, and Morgan Guaranty Trust Company of New York as Co-Agent and Co-Managing Agent, and Fleet Bank, National Association, as Co-Agent and Co-Managing Agent, and NationsBank, National Association, as Co-Agent, as the same may be modified, supplemented or amended from time to time.

                 "Extension Date" shall have the meaning set forth in Section
2.9.

                 "Extension Notice" shall have the meaning set forth in Section 2.9.

                 "Extension Option" shall have the meaning set forth in Section 2.9.

                 "FFO" means "funds from operations" defined to mean Net Income
(Loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructurings and sales of properties, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

                 "Facility Fee" is defined in Section 2.8(a).

                 "Facility Fee Percentage" means the applicable percentage per annum determined, at any time, based on the range into which the Borrower's Credit Rating then falls, in accordance with the following table. Any change in the Borrower's Credit Rating causing it to move to a different range on the table shall effect an immediate and automatic change in the Facility Fee Percentage. In the event that the Borrower's Credit Rating is such that the Rating Agencies' ratings are split between a higher and lower range on the table below, the Facility Fee Percentage shall be based upon the average of the Facility Fee Percentages applicable to such ratings. In the event that only one Rating Agency has set the Borrower's Credit Rating, then the Facility Fee Percentage shall be based on such rating only.

            Range of Borrower's Credit                Facility Fee
                Rating (S&P/Moody's                    Percentage
                     Ratings)                         (% per annum)
                     --------                         -------------
            A-/A3 or higher                               0.150
            BBB+/Baa1                                     0.150
            BBB/Baa2                                      0.150
            BBB-/Baa3                                     0.30
            Below BBB-/Baa3                               0.375

                 "Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

                 "Fixed Charges" means with respect to any fiscal period, the sum of (a) interest expense according to GAAP (including Capitalized Interest) plus (b) the aggregate of all scheduled principal payments on Debt according to GAAP made during that fiscal period for the Borrower and its Consolidated Subsidiaries and for Debt guaranteed under a Contingent Obligation (but excluding balloon payments of principal due upon the stated maturity of a
Debt), plus (c) the aggregate of all dividends payable on the Borrower's or any Consolidated Subsidiary's preferred stock. For the purposes of this definition, (i) interest on Fixed Rate Indebtedness shall be the actual interest payable on such Debt and (ii) interest on Floating Rate Indebtedness shall be assumed to be the greater of (A) the actual interest payable on such Debt or (B) an assumed interest rate of 6 and 1/4% per annum for tax-exempt Debt and an assumed interest rate of 9% per annum for non-tax-exempt Debt, except that, if any of the foregoing in (A) or (B) above is subject to an interest rate cap agreement purchased by the Borrower or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Debt or the capped rate of such interest rate cap agreement. In no event shall any dividends payable on the Borrower's or any Consolidated Subsidiary's common stock be included in Fixed Charges.

                 "Fixed Rate Indebtedness" means all Debt which accrues interest at a fixed rate.

                 "Floating Rate Indebtedness" means all Debt which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.

                 "GAAP" means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                 "Indemnitee" has the meaning set forth in Section 8.3(b).

                 "Interest Period" means: with respect to each Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days (or one year, if available, as such availability may be determined by the Bank in its sole discretion) thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

1. any Interest Period which would otherwise end on a day which is not a EuroDollar Business Day shall be extended to the next succeeding EuroDollar Business Day unless such EuroDollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding EuroDollar Business Day;

2. any Interest Period which begins on the last EuroDollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last EuroDollar Business Day of a calendar month;

3. if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.10 but does not end on such date, then (i) the principal amount (if any) of each EuroDollar Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such EuroDollar Loan shall have an Interest Period determined as set forth above;

4. any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date; and

5. if the Borrower fails to specify an Interest Period at the time of a Borrowing or at the expiration of any Interest Period in excess of the one (1) month LIBOR Rate, then the Interest Period for such Borrowing shall be the one
(1) month LIBOR Rate.

                 "Legal Rate" has the meaning set forth in Section 8.16.

                 "Letter(s) of Credit" shall have the meaning provided in
Section 2.2.

                 "Letter of Credit Collateral" shall have the meaning provided in Section 6.3.

                 "Letter of Credit Collateral Account" shall have the meaning provided in Section 6.3.

                 "Letter of Credit Documents" shall have the meaning provided in Section 2.16.

                 "Letter of Credit Usage" means at any time the sum of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of the Borrower's unpaid obligations under this Agreement in respect of the Letters of Credit.

                 "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.3.

                 "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the effect of creating a security interest, in respect of such asset. For purposes of this definition, materialman's, mechanic's and labor liens shall not be included in the definition of Lien. For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                 "Limited Minority Holdings" means Minority Holdings in which either (i) the Borrower has a less than forty percent (40%) ownership interest or (ii) the Borrower neither controls nor shares control of the management of such Minority Holdings. As used in this definition only, the term "control" shall mean the authority to make major management decisions as well as the management of day-to-day operations of such entity.

                 "Loan" means a EuroDollar Loan or a Money Market Loan and "Loans" means EuroDollar Loans, Money Market Loans or any combination of the foregoing.

                 "Loan Documents" means this Agreement and the Note.

                 "London Interbank Offered Rate" (the "LIBOR Rate") has the meaning set forth in Section 2.6(a).

                 "Margin Stock" shall have the meaning provided such term in Regulation U and Regulation G of the Federal Reserve Board.

                 "Material Adverse Effect" means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature, which does or could reasonably be expected to, (i) materially and adversely impair, on more than an interim basis, the ability of the Borrower and its Consolidated Subsidiaries, taken as a whole, to fulfill its material obligations, or (ii) cause a Default.

                 "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

                 "Materials of Environmental Concern" means and includes pollutants, contaminants, wastes, toxic and hazardous substances, petroleum and petroleum by-products.

                 "Maturity Date" shall mean the date when all of the obligations hereunder shall be due and payable which shall be March 31, 2000, unless extended pursuant to the terms of Section 2.9 or unless accelerated pursuant to the terms hereof.

                 "Minority Holdings" means partnerships and corporations held or owned by the Borrower which are not consolidated with the Borrower on the Borrower's financial statements.

                 "Money Market Loan" means a loan to be made by the Bank pursuant to a LIBOR Auction.

                 "Money Market Margin" has the meaning set forth in Section 2.3(d)(ii)(C).

                 "Money Market Quote" means an offer by the Bank to make a Money Market Loan in accordance with Section 2.3.

                 "Multi-employer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

                 "Net Income" shall mean net income of the Borrower (including any income attributable to the Borrower's ownership in Minority Holdings) and its Consolidated Subsidiaries determined in accordance with GAAP.

                 "Net Operating Cash Flow" shall mean Net Income of the Borrower plus depreciation and amortization and interest (to the extent previously deducted from Net Income) but less Capital Expenditures which are not related to new construction or significant rehabilitation at any Real Property Asset during the applicable period. As used herein, the term "significant rehabilitation" shall mean a rehabilitation that occurs less than six months after the Borrower acquires a Real Property Asset or has an aggregate cost (with respect to any individual Real Property Asset) equal to or in excess of $2,000 per apartment unit at such Real Property Asset.

                 "Net Present Value" shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation; provided however, that such amounts shall be deemed to have been incurred on January 1 of the applicable calendar year.

                 "Non-Recourse Debt" shall means Debt of the Borrower or any Consolidated Subsidiary for which the right of recovery of the obligee thereof is limited to recourse against the Real Property Assets securing such Debt (subject to such limited exceptions to the non-recourse nature of such Debt such as fraud, misappropriation, misapplication and environmental, as are usual and customary in like transactions at the time of the incurrence of such Debt).

                 "Note" means the promissory note of the Borrower, substantially in the form of EXHIBIT A hereto, evidencing the obligation of the Borrower to repay the Loans.

                 "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.2), or a Notice of Money Market Borrowing (as defined in Section 2.3(e).

                 "Obligations" means all obligations, liabilities and indebtedness of every nature of the Borrower, from time to time owing to the Bank under or in connection with this Agreement or any other Loan Document, including, without limitation, (i) the outstanding principal amount of any Loans at such time, plus (ii) the Letter of Credit Usage at such time.

                 "Operating Lease" means, with respect to any Person, any lease of an asset which is not a lease required to be capitalized under GAAP, other than any such lease under which such Person is the lessor.

                 "Operating Rent" means, as of the last day of any fiscal period, the aggregate rent payable with respect to that fiscal period to a lessor under an Operating Lease.

                 "Parent" means, with respect to the Bank, any Person controlling such Bank.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Period Fraction" means with respect to any period of time, a fraction, the numerator of which is the actual number of days in such period, and the denominator of which is three hundred and sixty (360).

                 "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 "Plan" means at any time an employee pension benefit plan (other than a Multi-employer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

                 "Prepayment Date" shall have the meaning set forth in Section 2.10.

                 "Rating Agencies" means, collectively, Standard & Poor's Ratings Group and Moody's Investors' Services, Inc.

                 "REOC" shall have the meaning set forth in Section 4.6(c).

                 "Real Property Assets" means the real property assets (including interests in participating mortgages in which the Borrower's interest therein is characterized as equity according to GAAP) currently owned directly or indirectly by the Borrower and listed on Schedule 4.15(a) annexed hereto, as such may be modified from time to time to reflect sales, transfers, assignments, conveyances, acquisitions, and purchases of real property assets.

                 "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "Secured Debt" means Debt of the Borrower and its Consolidated Subsidiaries secured by a Lien.

                 "Stabilized Real Estate Value" means, with respect to any period, the preceding three (3) month Net Operating Cash Flow of the Real Property Assets on an annualized basis capitalized at a rate of 9%.

                 "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

                 "Solvent" means, with respect to any Person, that the fair saleable value of such Person's assets exceeds the Debts of such Person.

                 "Term" has the meaning set forth in Section 2.9.

                 "Termination Event" shall mean (i) a "reportable event," as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multi-employer Plan during a plan year in which it is a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multi-employer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA.

                 "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

                 "Unimproved Assets" means Real Property Assets upon which no material improvements have been completed which completion is evidenced by a certificate of occupancy or its equivalent.

                 "Unimproved Asset Value" means the book value of Unimproved Assets, determined in accordance with GAAP.

                 "Unimproved Land" means Real Property Assets upon which no construction of material improvements has been or is expected to be commenced in a material way within ninety (90) days from the date such Real Property Asset was acquired by the Borrower or, as applicable, its Consolidated Subsidiary, as certified to the Bank by the chief financial officer of the Borrower; Real Property Assets which have previously been excluded from this definition as the result of the delivery of the above-referenced certification will be deemed to be Unimproved Land if, after the delivery of such certification, no such construction is commenced within such ninety day period and will continue to be deemed Unimproved Land until such time as the chief financial officer of the Borrower shall certify to the Bank that construction of material improvements has commenced therein in a material way.

                 "Unimproved Land Value" means the book value of Unimproved Land, determined in accordance with GAAP.

                 "United States" means the United States of America, including the fifty states and the District of Columbia.

                 "Unleveraged Assets" means (i) Real Property Assets which are not subject, in any part, to a Lien and which are not (a) Unimproved Assets or
(b) owned directly or indirectly by a Limited Minority Holding and (ii) Cash and Cash Equivalents of the Borrower or its Consolidated Subsidiaries which are not subject, in any part, to a Lien.

                 "Unleveraged Asset Value" means the book value of Unleveraged Assets, determined in accordance with GAAP (but without deduction for depreciation).

                 "Unsecured Debt" means Debt of the Borrower and all Consolidated Subsidiaries which is not secured by a Lien.

                 "Unused Commitments" shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to the Borrower or another Person or otherwise pursuant to any loan document, written instrument or otherwise (in the case of a loan to another Person, the Borrower's share of the Debt shall be calculated in the same manner as that set forth in the last sentence of the definition of "Debt").

1. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank; provided that, if the Borrower notifies the Bank that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies the Borrower that the Bank wishes to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Bank.

2. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of the Bank to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VII) and have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "EuroDollar Borrowing" is a Borrowing comprised of EuroDollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.1, while a "Money Market Borrowing" is a Borrowing in which the bank participants are determined on the basis of bids by the Bank, and other banks participating in the Existing Agented Facility, in accordance with Section 2.3).

                                 1.THE CREDITS

1. Commitment to Lend. The Bank agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower or issue Letters of Credit on behalf of the Borrower from time to time during the term hereof in amounts such that the aggregate principal amount of Loans by the Bank at any one time outstanding together with the Bank's Letter of Credit Usage shall not exceed the amount of this Commitment. The aggregate amount of Loans together with Letter of Credit Usage shall not exceed Fifty Million Dollars ($50,000,000). Each Borrowing outstanding under this Section 2.1 (other than a Borrowing in connection with a draw under a Letter of Credit) shall be in an aggregate principal amount of $500,000, or an integral multiple of $500,000 in excess thereof (except that a Borrowing in an amount other than $500,000 or a multiple thereof may be allowed to enable the Borrower to borrow the maximum aggregate Commitment available hereunder). Subject to the limitations set forth herein, any amounts repaid may be reborrowed.

2.        Notice of Committed Borrowing.

1. The Borrower shall give the Bank notice (a "Notice of Committed Borrowing") not later than 10:00 A.M. (McLean, Virginia, time) two (2) EuroDollar Business Days before each Committed Borrowing under this Agreement, specifying:

1.       the date of such Borrowing, which shall be a EuroDollar Business Day,

2.       the aggregate amount of such Borrowing, and

3. the duration of the Interest Period applicable to such Borrowing, subject to the provisions of the definition of Interest Period.

1. The Borrower shall give the Bank written notice that it desires to have Letters of Credit (a "Letter of Credit") issued hereunder no later than 10:00 A.M., McLean, Virginia, time, at least four (4) Domestic Business Days prior to the date of such issuance. Each such notice shall specify (i) the aggregate amount of the requested Letters of Credit, (ii) the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (iii) the date of such issuance (which shall be a Domestic Business
Day), (iv) the name and address of the beneficiary, (v) the expiration date of the Letter of Credit (which in no event shall be later than ten (10) Domestic Business Days prior to the Maturity Date), (vi) the purpose and circumstances for which such Letter of Credit is being issued, and (vii) the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to the Bank). Each such notice may be revoked telephonically by the Borrower to the Bank any time prior to the date of issuance of the Letter of Credit by the Bank, provided such revocation is confirmed in writing by the Borrower to the Bank and the Bank within one (1) Domestic Business Day by facsimile. No later than 10:00 A.M. McLean, Virginia, time on the date that is four (4) Domestic

Business Days prior to the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Bank to make a payment under the Letter of Credit; provided that the Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the following Domestic Business Day that such draft is presented if such presentation is made later than 10:00 A.M. McLean, Virginia, time (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Domestic Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the Bank no later than 10:00 A.M. McLean, Virginia, time and provided further that, prior to the issuance of such Letter of Credit, the Borrower shall have requested to the Bank that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such Letter of Credit, the Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

1.        Money Market Borrowings.

1.        Money Market Option.  In addition to Committed Borrowings pursuant to
Section 2.1, the Borrower may, as set forth in this Section, request the Bank during the Term to make offers to make Money Market Loans to the Borrower, subject to the limitations set forth in Section 2.1. The Bank may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

2. Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Bank (concurrently with such transmission to the Morgan Agent pursuant to the Existing Agented Facility) by telex or facsimile transmission a Money Market Quote Request substantially in the form of EXHIBIT C hereto so as to be received not later than 10:30 A.M. (McLean, Virginia, time) on the fifth EuroDollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction (or such other time or date as the Borrower and the Bank shall have mutually agreed) specifying:

1.       the proposed date of Borrowing, which shall be a EuroDollar Business
Day,

2. the aggregate amount of such Borrowing, which shall be $25,000,000 or a larger multiple of $500,000, and

3. the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five (5) EuroDollar Business Days (or such other number of days as the Borrower and the Bank may agree) of any other Money Market Quote Request.

1. Invitation for Money Market Quotes. A Money Market Quote Request shall constitute an invitation by the Borrower to the Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

2.       Submission and Contents of Money Market Quotes.

1. The Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Money Market Quote Request. Each Money Market Quote must comply with the requirements of this subsection (d) and shall be provided to the Borrower no later than 2:00 P.M. (McLean, Virginia, time) on the fourth EuroDollar Business Day prior to the proposed date of Borrowing. Subject to Articles III and VI of this Agreement, any Money Market Quote so made shall be irrevocable except with the written consent of the Borrower.

2. Each Money Market Quote shall be in substantially the form of EXHIBIT D hereto and shall in any case specify:

1.       the proposed date of Borrowing,

2. the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (x) must be $25,000,000 or a larger multiple of $500,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted, and

3. the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate.

A Money Market Quote may set forth up to five (5) separate offers by the quoting Bank with respect to each Interest Period specified in the related Money Market Quote Request.

1.       Any Money Market Quote shall be disregarded if it:

1. is not substantially in conformity with EXHIBIT D hereto or does not specify all of the information required by subsection (d)(ii) above;

2.       contains qualifying, conditional or similar language;

3. proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

4.       arrives after the time set forth in subsection (d)(i).

1. Acceptance and Notice by the Borrower. Not later than 10:30 A.M. (McLean, Virginia, time) on the third EuroDollar Business Day prior to the proposed date of Borrowing (or such other time or date as the Borrower and the Bank shall have mutually agreed not later than the date of the Money Market Quote Request for the first LIBOR Auction for which such change is to be effective) the Borrower shall notify the Bank of its acceptance or non-acceptance of the Bank's offer. In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

1. the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

2. the principal amount of each Money Market Borrowing must be $25,000,000 or a larger multiple of $500,000;

3. acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

4.       the Borrower may not accept any offer that is described in subsection
(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

1.       Funding of Loans.

                 Upon receipt from the Borrower of a Notice of Committed Borrowing in accordance with Section 2.2 hereof or a Notice of Money Market Borrowing in accordance with Section 2.3 hereof (each a "Notice of Borrowing"), and provided that all of the conditions set forth in Section 3.2 hereof have been satisfied, the Bank shall, no later than 12:00 noon (McLean, Virginia, time) on the date of each Borrowing or issuance of a Letter of Credit, as applicable, each as indicated in the Notice of Borrowing, fund such advance or issue the Letter of Credit, as applicable.

1.         Note.

1. The Loans shall be evidenced by a single promissory Note in the form of EXHIBIT A hereto payable to the order of the Bank in the principal face amount of Fifty Million Dollars ($50,000,000).

2. The Bank shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if the Bank so elects in connection with any enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

3. The Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

4. There shall be no more than fifteen (15) EuroDollar Loans outstanding at any one time.

1.        Letters of Credit.

1. Subject to the terms contained in this Agreement and the other Loan Documents, upon the receipt of a Notice of Borrowing requesting the issuance of a Letter of Credit, the Bank shall issue a Letter of Credit or Letters of Credit in such form or as is reasonably acceptable to the Borrower, in an aggregate amount equal to the amount requested, provided that after the issuance of such Letters of Credit, (i) the Letter of Credit Usage shall not exceed, in the aggregate, fifty percent (50%) of the aggregate Commitment of the Bank, and (ii) the Letter of Credit Usage, when added to the aggregate principal amount of the Loans outstanding or requested, shall not exceed, in the aggregate, the aggregate Commitment of the Bank at such time.

2. Each Letter of Credit shall be issued in the minimum aggregate amount of Fifty Thousand Dollars ($50,000) or any amount in excess of thereof.

3. In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Bank shall notify the Borrower on or before the date on which the Bank intends to honor such drawing, and, except as provided in this subsection (c), the Borrower shall reimburse the Bank, in immediately available funds, on the same day on which such drawing is honored in an amount equal to the amount of such drawing. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Bank prior to 11:00 A.M. (McLean, Virginia, time) on the Domestic Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse the Bank for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Committed Borrowing pursuant to Section 2.2, requesting a Borrowing on the date on which such drawing is honored and in an amount equal to the amount of such drawing.

4. If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon the Bank or
(ii) impose on the Bank any other condition regarding this Agreement as it pertains to the Letters of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Bank of issuing or maintaining any Letter of Credit, then the Borrower shall pay to the Bank, upon written demand therefor to the Borrower from the Bank, such additional amounts as shall be required to compensate the Bank for such increased costs or reduction in amounts received or receivable hereunder together with interest thereon at an interest rate equal to the 30 day LIBOR Rate plus the Applicable Margin. The amount specified in the written demand shall, absent manifest error, be final and conclusive and binding upon the Borrower.

5. The Borrower hereby agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorney's fees and disbursements) which the Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of the Bank or (ii) the failure of the Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, "Governmental Acts"). As between the Borrower and the Bank, the Borrower assumes all risks of the acts and omissions of, or misuses of the Letters of Credit issued by the Bank by, the beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, telex, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Bank including any Governmental Acts. None of the above shall affect, impair or prevent the vesting of the Bank's rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Bank under any resulting liability to the Borrower.

1.         Interest Rate.

1. All amounts advanced hereunder and under the Note shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the Adjusted London Interbank Offered Rate applicable to such Interest Period plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof.

                 The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the London Interbank Offered Rate applicable during such Interest Period by (ii)
1.00 minus the EuroDollar Reserve Percentage.

                 The "London Interbank Offered Rate" (sometimes referred to herein as the "LIBOR Rate") applicable to any Interest Period means the annual rate of interest designated as the British Bankers' Association settlement rate which appears on the display on page 3750 (under the caption "USD" of the Telerate Services, Incorporated, screen or on such other display as may replace such page) as of 11:00 AM (London time) two (2) EuroDollar Business Days before the first day of such Interest Period as the rate per annum for thirty (30) day, sixty (60) day, ninety (90) day, one hundred eighty (180) day (or one year, if available, as such availability may be determined by the Bank in its sole discretion) deposits, as applicable, in the London interbank market; provided, however, that if no offered quotations appear on the Telerate Services, Incorporated, screen or if quotations are not given on such screen for a period to time comparable to such Interest Period, then the LIBOR Rate applicable to such Interest Period shall be the rate of interest determined by the Bank to be the prevailing rate per annum quoted to it at approximately 10:00 AM (Eastern time) two (2) EuroDollar Business Days before the first day of such Interest Period by two (2) or more New York EuroDollar deposit dealers of recognized standing selected by the Bank for the offering of dollar deposits to the Bank by leading banks in the London interbank market for thirty (30) day, sixty (60) day, ninety (90) day, one hundred eighty (180) day (or one year, if available, as such availability may be determined by the Bank in its sole discretion) periods, as applicable, and in the amount approximately equal to the Loan or Loans for which the LIBOR Rate is being determined. In the event that more than one LIBOR Rate is reported, then the LIBOR Rate shall be equal to the highest such rate.

                 "EuroDollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors, of the Federal Reserve System (or any successor) for determining the maximum reserve requirement applicable to the Bank (or, if the Bank has no liabilities subject to a EuroDollar Reserve Percentage, to a member bank of the Federal Reserve System in New York City with Deposits exceeding Five Billion Dollars ($5,000,000,000)) in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on EuroDollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the EuroDollar Reserve Percentage.

1. Subject to the provisions of Article VII, each Money Market Loan shall bear interest on the outstanding principal amount thereof for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.7(a) as if the related Money Market Loan were a

Committed Loan) plus (or minus) the Money Market Margin quoted by the Bank in accordance with Section 2.3.

2. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Applicable Interest Rate for Committed Loans plus four percent (4%).

1.         Fees.

1. Facility Fee. The Borrower shall pay to the Bank a facility fee accruing at a rate per annum equal to the then applicable Facility Fee Percentage on the Commitment, such fee being payable quarterly in arrears. The Facility Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term.

2. Letter of Credit Fee. During the Term, but provided that no Event of Default shall have occurred and be continuing, the Borrower shall pay to the Bank a Letter of Credit Fee in an amount equal to the LC Applicable Rate per annum on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on each January 1, April 1, July 1 and October 1 during the term. From the occurrence, and during the continuance, of an Event of Default, such fee shall be increased to be equal to 4% per annum on the daily average of such issued and undrawn Letters of Credit. For purposes hereof, the "LC Applicable Rate" shall be deemed to mean the respective percentages per annum determined, at any time, based upon the range into which the Borrower's Credit Rating then falls, in accordance with the following table. Any change in the Borrower's Credit Rating causing it to move to a different range on the table shall effect an immediate and automatic change in the LC Applicable Rate. In the event that the Borrower's Credit Rating is such that the Rating Agencies' ratings are split between a higher and lower range on the table below, the LC Applicable Rate shall be based upon the average of the LC Applicable Rates applicable to such ratings. In the event that only one Rating Agency has set the Borrower's Credit Rating, then the LC Applicable Rate shall be based on such rating only.


                 Range of Borrower's
                    Credit Rating                      LC Applicable Rate
                (S&P/Moody's Ratings)                     (% per annum)
                ---------------------                     -------------
                A-/A3 or higher                               0.575
                BBB+/Baa1                                     0.75
                BBB/Baa2                                      0.875
                BBB-/Baa3                                     1.00
                Below BBB-/Baa3                               1.50

1. Fees Non-Refundable. All fees set forth above shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Bank regardless of whether any Loans are actually made.

1.        Mandatory Expiration; Extension Options.

                 The term (as such may be extended pursuant to this Section 2.9, the "Term") of the Commitment shall terminate and expire on the third
(3rd) anniversary of the Effective Date (the "Maturity Date"), except that, subject to the following conditions, the Borrower shall have two options (each, an "Extension Option") exercisable upon delivery by the Borrower of written notice thereof to the Bank (each an "Extension Notice") on or before sixty (60) days prior to the Maturity Date, to extend the Term of the Commitment and the Maturity Date for additional one year periods, such that, in the event that the first Extension Option is exercised, the Term and the Maturity Date shall be extended until the fourth (4th) anniversary of the Extension Date and if both the first and the second Extension Options are exercised, the Term and the maturity Date shall be extended until the fifth (5th) anniversary of the Effective Date. The Borrower's right to exercise the first Extension Option shall be subject to the following terms and conditions: (i) the Bank shall have consented in writing to such Extension within thirty (30) days after receipt of the first Extension Notice, which consent shall be in the sole discretion of the Bank, (ii) no Default or Event of Default shall have occurred and be continuing both on the date the Borrower delivers the Extension Notice to the Bank and on March 31, 2000, (the "First Extension Date"), (iii) the Borrower's Credit Rating shall be no lower than BBB/Baa2, and (iv) the Borrower shall pay to the Bank on the First Extension Date a fee equal to 0.125% of the then uncancelled Commitment. The Borrower's right to exercise the second Extension Option shall be subject to the following terms and conditions: (i) the Borrower shall have exercised, and the Bank shall have consented to the exercise of, the first Extension Option, (ii) the Bank shall have consented in writing to such Extension within thirty (30) days after receipt of the second Extension Notice, which consent shall be in the sole discretion of the Bank, (iii) no Default or Event of Default shall have occurred and be continuing both on the date the Borrower delivers the second Extension Notice to the Bank and on March 31, 2001 (the "Second Extension Date"), (iv) the Borrower's Credit Rating shall be no lower than BBB/Baa2, and
(v) the Borrower shall pay to the Bank on the Second Extension Date a fee equal to 0.125% of the then uncancelled Commitment. The Borrower's delivery of any Extension Notice shall be irrevocable. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date and any undrawn and issued Letters of Credit shall be returned to the Bank.

1.        Mandatory Prepayment.

                 If at any time (i) the Borrower or any Consolidated Subsidiary sells, transfers, assigns or conveys assets, the book value of which (computed in accordance with GAAP but without deduction for depreciation) in the aggregate of all such sales, transfers, assignments, foreclosures, or conveyances occurring within the Term equals or exceeds $200,000,000 in any eighteen (18) month period, or (ii) aggregate Limited Minority Holdings of the Borrower and its

Consolidated Subsidiaries exceed fifteen percent (15%) of Combined Asset Value (the date either such event shall occur being the "Prepayment Date"), the Commitment shall be terminated and the Borrower shall be required to prepay all amounts outstanding hereunder in their entirety as if the Prepayment Date is the Maturity Date. The Borrower shall immediately make such prepayment together with interest accrued to the date of the prepayment on the principal amount prepaid and shall return or cause to be returned all Letters of Credit to the Bank. In connection with the prepayment of a EuroDollar Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Amounts prepaid pursuant to this Section 2.10 may not be reborrowed. As used in this Section 2.10 only, the phrase "sells, transfers, assigns or conveys" shall not include (i) sales or conveyances among the Borrower and any Consolidated Subsidiaries, or (ii) mortgages secured by Real Property Assets.

1.        Optional Prepayments.

1. The Borrower may, upon at least one (1) Domestic Business Day's notice to the Bank, prepay the Loan in whole at any time, or from time to time in part in amounts aggregating Five Hundred Thousand Dollars ($500,000) or any larger multiple of Five Hundred Thousand Dollars ($500,000), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2. The Borrower may, upon at least one (1) Domestic Business Day's notice to the Bank (by 11:00 A.M. McLean, Virginia, time of such Domestic Business
Day), reimburse the Bank for the amount of any drawing under a Letter of Credit in whole or in part in any amount.

3. The Borrower may at any time return any undrawn Letters of Credit to the Bank in whole, but not in part.

4. Except as provided in Article 7, the Borrower may not prepay all or any portion of the principal amount of any EuroDollar Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any
applicable expenses pursuant to Section 2.13.   Any such prepayment shall be
upon at least three (3) EuroDollar Business Days notice to the Bank. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above.

5.       The Borrower may not prepay any Money Market Loan.

6. The Borrower may at any time and from time to time cancel all or any part of the Commitment by the delivery to the Bank of a notice of cancellation within the applicable time periods set forth in Sections 2.11(a) and (d) if there are Loans then outstanding or, if there are no Loans outstanding at such time, upon at least five (5) Domestic Business Days notice to the Bank, whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, the Borrower shall prepay, as applicable, all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (d). The Borrower shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid. In no event shall the Borrower be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the Borrower returns such Letter of Credit to the Bank.

7. Any amounts so prepaid pursuant to Section 2.11(a), (b), (c) or (d) may be reborrowed. In the event the Borrower elects to cancel all or any portion of the Commitments pursuant to Section 2.11(f) hereof, such amounts may not be reborrowed.

1. General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (McLean, Virginia, time) on the date when due, in Federal or other funds immediately available, to the Bank. Whenever any payment of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal or interest on the EuroDollar Loans shall be due on a day which is not a EuroDollar Business Day, the date for payment thereof shall be extended to the next succeeding EuroDollar Business Day unless such EuroDollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding EuroDollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

2. Funding Losses. If the Borrower makes any payment of principal with respect to any EuroDollar Loan (pursuant to Articles II, VI or VII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.7, or if the Borrower fails to borrow any EuroDollar Loan, or if the Borrower shall deliver a Notice of Interest Rate Election specifying that a EuroDollar Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, after notice has been given to the Bank the Borrower shall reimburse the Bank within 15 days after certification by the Bank of such loss or expense for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that the Bank shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth the basis for such loss or expense and shall be conclusive in the absence of manifest error.

3. Computation of Interest and Fees. Interest fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

4. Use of Proceeds. The Borrower shall use the proceeds of the Loans for the purpose of property acquisitions, rehabilitation, construction, development, financing (except that Letters of Credit which are used for credit enhancement may only be used in connection with financings in the tax exempt market) and improvement of multi-family apartment buildings and general working capital needs of the Borrower.

5. Letter of Credit Usage Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and such other agreement or instrument under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:

1. any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Letter of Credit Documents") or any Loan Document;

2. any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document, provided that the Bank shall not consent to any such change or amendment unless previously consented to in writing by the Borrower;

3. any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;

4. the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Bank (other than a defense based on the gross negligence or willful misconduct of the Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;

5. any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of the Bank;

6. payment by the Bank against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that such payment shall not have constituted gross negligence or willful misconduct of the Bank; and

7. any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided that such other circumstance or happening shall not have been the result of gross negligence or willful misconduct of the Bank.

1.       Method of Electing Interest Rates.

1. The Loans included in each Borrowing shall bear interest initially at the rate required by this Agreement based on the Interest Period specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to continue such Loans as EuroDollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the Borrower in the Notice of Interest Rate Election, provided the Borrower shall pay any losses pursuant to Section 2.13. Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Bank at least two (2) EuroDollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Loans; provided that
(i) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $500,000 or any larger multiple of $500,000,
(ii) there shall be no more than fifteen (15) EuroDollar Loans outstanding at any time, (iii) no Event of Default has occurred and is continuing (upon the occurrence of an Event of Default, Section 2.7(c) would apply), and (iv) no Interest Period shall extend beyond the Maturity Date.

2.       Each Notice of Interest Rate Election shall specify:

1.       the Loans (or portion thereof) to which such notice applies; and

2. the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the requirements of subsection 2.17(a) above; and

3.       the duration of the additional Interest Period.

                                       1.

                                   CONDITIONS

1. Closing. The closing hereunder shall occur on the date (the "Closing Date") when each of the following conditions is satisfied (or waived by the
Bank), each document to be dated the Closing Date unless otherwise indicated:

1. the Borrower shall have executed and delivered to the Bank a Note dated on or before the Closing Date complying with the provisions of Section 2.5;

2. the Borrower and the Bank shall have executed and delivered a duly executed original of this Agreement;

3. the Bank shall have received an opinion of David Hagner et. al., counsel for the Borrower, acceptable to the Bank and its counsel;

4. the Bank shall have received all documents the Bank may reasonably request relating to the existence of the Borrower, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Bank. Such documentation shall include, without limitation, the articles of incorporation of the Borrower, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of Maryland and from the Secretary of State (or the equivalent thereof) of each other State in which the Borrower is required to be qualified to transact business, each to be dated not more than thirty (30) days prior to the Closing Date;

5. the Bank shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and Section 3.2, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Bank in its sole discretion;

6. the Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower;

7. the Bank shall be satisfied that the Borrower is not subject to any present or contingent environmental liability which could have a Material Adverse Effect;

8.       the Bank shall have received all fees due and payable  pursuant to
Section 2.8 hereof on or before the Closing Date, and the fees and expenses accrued through the Closing Date of the Bank's counsel;

9. the Bank shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect; and

10. the Bank shall have received the audited financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal year ending December 31, 1996.

1. Borrowings. The obligation of the Bank to make a Loan or to issue a Letter of Credit on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

1.       the Closing Date shall have occurred on or prior to June 9, 1997;

2.       receipt by the Bank of a Notice of Borrowing as required by Section
2.2 and 2.4 or 2.3;

3. immediately after such Borrowing, the aggregate outstanding principal amount of the Loans and Letter of Credit Usage will not exceed the aggregate amount of the Commitment;

4. immediately after such Borrowing, the aggregate outstanding undrawn issued Letters of Credit shall not exceed 50% of the Commitment;

5. immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans or issuing such Letters of Credit;

6. the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans;

7. no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans, the issuance of any Letter of Credit or the consummation of the transactions contemplated by this Agreement; and

8. no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Bank has had or is likely to have a Material Adverse Effect;

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(c), (d), (e), (f), (g), and (h) of this Section.

                 In the event that the Bank in good faith and in accordance with commercially reasonable standards believes that the Borrower is not entitled to request a Borrowing as a result of the occurrence of a Material Adverse Effect, then the Bank shall notify the Borrower of the existence of such Material Adverse Effect, together with a reasonable description thereof. Notwithstanding the foregoing, the Bank shall have no obligation to make, continue or convert any Loans hereunder in the event that the Bank reasonably believes that a Material Adverse Effect has occurred.

                                       1.

                         REPRESENTATIONS AND WARRANTIES

                 In order to induce the Bank to make the Loans or issue the Letters of Credit, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and the issuance of the Letters of Credit or participations therein.

1. Existence and Power. The Borrower is a corporation, duly formed, validly existing and in good standing as a corporation under the laws of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

2. Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents and has taken all necessary corporate action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents. The Borrower has duly executed and delivered each Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity whether such enforceability is considered in a proceeding in equity or at law.

3. No Violation. Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower's articles of incorporation or by-laws.

4.        Financial Information.

1. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries dated as of December 31, 1996, and March 31, 1997, and the related consolidated statements of the Borrower's financial position for the fiscal periods then ended, reported on in the case of periods ended December 31, 1996, by Coopers & Lybrand and set forth in the Borrower's SEC Reports, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal periods.

2. Since December 31, 1996, (i) nothing has occurred having a Material Adverse Effect upon the Borrower and its Consolidated Subsidiaries (including without limitation the Real

Property Assets) considered as a whole and (ii) except as previously disclosed to the Bank, the Borrower has not incurred any material indebtedness or guaranty.

1. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower or any of its Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of its assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually or in the aggregate, have a Material Adverse Effect upon the Borrower or its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

2.         Compliance with ERISA.

1. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multi-employer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

 2. The transactions contemplated by the Loan Documents will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Bank to any tax or penalty or prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

3. The Borrower is a Real Estate Operating Company ("REOC") within the meaning of Regulation Section 2510.3101(e) of ERISA.

1. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of' the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries, including without limitation the Real Property Assets, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Materials of Environmental Concern, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect on the Borrower and its Consolidated Subsidiaries.

2. Taxes. United States Federal income tax returns of the Borrower and its Consolidated Subsidiaries have been examined and closed through the fiscal year ended December 31, 1996. The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Consolidated Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

3. Full Disclosure. All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect on the Borrower and its Consolidated Subsidiaries or materially affect the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents.

4. Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower will be Solvent.

5. Use of Proceeds; Margin Regulations. All proceeds of the Loan or Letters of Credit will be used by the Borrower only in accordance with the provisions hereof. No part of the proceeds of the Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of the Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

6. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect.

7. Investment Company Act; Public Utility Holding Company Act. The Borrower is not (x) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (y) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

8. Patents, Trademarks, etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, servicemarks, tradenames, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

9.        Ownership of Property.   Schedule 4.15(a) attached hereto and made a
part hereof sets forth all the real property owned or leased by the Borrower and Persons in which the Borrower, directly or indirectly, owns an interest as of the Closing Date. As of the Closing Date, the Borrower and such Persons have good and insurable fee simple title to all of such real property, subject to customary encumbrances and liens as of the date of this Agreement. As of the date of this Agreement, there are no mortgages, deeds of trust, indentures, debt instruments or other agreements creating a Lien against any of the Real Property Assets except as disclosed on Schedule 4.15(b).

10. No Default. No Default or Event of Default exists under or with respect to any Loan Document and the Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

11. Licenses, etc. The Borrower has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

12. Compliance With Law. The Borrower and each of the Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.

13. No Burdensome Restrictions. The Borrower is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

14. Brokers' Fees. The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and none of such parties has done any acts, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable hereunder.

15. Labor Matters. There are no collective bargaining agreements or Multi-employer Plans covering the employees of the Borrower and none of such Persons has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

16. Insurance. The Borrower currently maintains insurance at 100% replacement cost insurance coverage in respect of each of the Real Property Assets, as well as comprehensive general liability insurance (including "builders' risk") against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers' compensation insurance, in each case with respect to the Real Property Assets with insurers having an A.M. Best policyholders' rating of not less than A-VIII in amounts that a prudent owner of assets such as the Real Property Assets would maintain.

17.       Organizational Documents.  The documents delivered pursuant to
Section 3.1(d) constitute, as of the Closing Date, all of organizational documents (together with all amendments and modifications thereof) of the Borrower. The Borrower represents that it has delivered to the Bank true, correct and complete copies of each of the documents set forth in this Section 4.23.

18. Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower is 15 River Road, Wilton, Connecticut 06897.

19. REIT Status. The Borrower qualifies as a real estate investment trust under the Code.

                                       1.

                       AFFIRMATIVE AND NEGATIVE COVENANTS

                 The Borrower covenants and agrees that, so long as the Commitment or any portion thereof remains outstanding:

1.        Information.  The Borrower will deliver to the Bank:

1. as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of Borrower's financial position for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange

Commission by Coopers & Lybrand or other independent public accountants of nationally recognized standing;

2. as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of Borrower's financial position for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in the case of such Borrower's financial position in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, and (ii) and such other information reasonably requested by the Bank;

3. simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 below on the date of such financial statements; (ii) stating whether, to such officer's knowledge, any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Domestic Business Days prior to the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 and 5.9 at or as of the date of said financial statements, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, no Default or Event of Default under any other provision of Section 6.1 occurred or, if any such Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof and (3) no event has occurred which would give rise to a mandatory prepayment pursuant to Section 2.10 hereof. Such certificate shall, set forth the calculations required to establish the matters described in clauses (i) and (iii) above;

4. simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any

Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate, delivered simultaneously therewith pursuant to clause (c) above;

5. (i) within five (5) days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within ten (10) days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or the Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, (y) any other event, act or condition which is likely to result in a Material Adverse Effect, and (z) any event giving rise to a mandatory prepayment pursuant to Section 2.10.

6. promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

7. promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

8. if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multi-employer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multi-employer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

9. promptly and in any event within five (5) Domestic Business Days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition and the Borrower's or, if the Borrower has actual knowledge thereof, the Environmental Affiliate's proposed initial response thereto: (i) the receipt by the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the Borrower shall obtain actual knowledge that there exists any Environmental Claim pending against the Borrower or any Environmental Affiliate or (iii) the Borrower obtains actual knowledge of any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

10. promptly and in any event within five (5) Domestic Business Days after receipt of any material notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss in excess of $250,000 of the Borrower, copies of such notices and correspondence;

11. within 45 days after the end of each quarter of each fiscal year of the Borrower, an updated Schedule 4.15(a) and 4.15(b), certified by the chief financial officer of the Borrower as true, correct and complete as of the date such updated schedules are delivered;

12. within 45 days after June 30 and December 31, a cash flow statement with respect to each Unleveraged Asset, showing year to date summaries of cash receipts, payments and disbursements with respect to each Unleveraged Asset, together with a certification of the chief financial officer of the Borrower stating that such cash flow statement is true and correct and fairly represents the income and expenses of such Unleveraged Asset;

13.      within 45 days after June 30 and December 31, a statement containing
(i) a listing of all new construction projects and Real Property Assets then undergoing significant rehabilitation (collectively, "Development Projects"),
(ii) a list of overall cash payments and disbursements for each such Development Project, and (iii) a reasonable good faith estimate of the cost to complete each such Development Project, such that such Development Project is open to the public and available for rental, together with a certification of the chief financial officer of the Borrower certifying that, as of the date of such certification, such statement is true and correct and fairly represent the scope, expenses, costs of completion of such Development Projects;

14. within 45 days after the end of each fiscal quarter a letter from the Chief Financial Officer of the Borrower in the form of EXHIBIT B; and

15. from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Bank may reasonably request in writing.

1. Payment of Obligations. The Borrower and its Consolidated Subsidiaries will pay and discharge, at or before maturity, all its respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound and any liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same. Notwithstanding the foregoing, the Borrower and its Consolidated Subsidiaries will not be required to pay and discharge at or before maturity any Debt that is Non-Recourse Debt provided that (i) the Borrower notifies the Bank no less than ten (10) days after the date a monetary default beyond applicable notice and grace periods occurs under such Non-Recourse Debt, which notice shall set forth the Borrower's good faith belief of the outstanding principal amount of such Non-Recourse Debt which is in default and (ii) the principal amount of Non-Recourse Debt for which, without duplication, either a monetary default has occurred beyond applicable notice and grace periods and is continuing or the Real Property Asset securing such Non-Recourse Debt has been foreclosed by or surrendered to the holder of such Non-Recourse Debt (such Non-Recourse Debt being hereinafter referred to as "Defaulted Non-Recourse Debt") does not, during the Term exceed $75,000,000 in the aggregate, and the Borrower delivers a certificate of its chief financial officer confirming to the Bank that (1) assuming the Borrower is in default under such Non-Recourse Debt, and assuming the foreclosure or surrender of the Real Property Asset securing such Non-Recourse Debt, that Borrower is still in compliance with the covenants set forth in Section 5.8 hereof, and (2) that the aggregate principal amount of Defaulted Non-Recourse Debt has not exceeded $75,000,000 at any time during the Term.

2.        Maintenance of Property; Insurance.

1. The Borrower will keep, and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation the Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, except that, with respect to Real Property Assets securing Defaulted Non-Recourse Debt which have not been foreclosed by or surrendered to the holder of such Non-Recourse Debt, the Borrower will only be required to maintain such assets in the manner required by law, code or statute.

2.       The Borrower shall maintain insurance comparable to that described in
Section 4.22 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for materially less coverage than the insurance in effect on the Closing Date, and (b) furnish to the Bank from time to time, upon written request, certificates of insurance and such other information relating to such insurance as the Bank may reasonably request. The Borrower will deliver to the Bank (i) on the date of the first Borrowing hereunder, a certificate dated such date showing the amount of coverage as of such date, (ii) upon request of the Bank from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by the Borrower.

1. Conduct of Business and Maintenance of Existence. The Borrower will continue to engage in business of the same general type as now conducted by the Borrower, and will preserve, renew and keep in full force and effect, its corporate existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

2. Compliance with Laws. The Borrower will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to the Real Property Assets and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

3. Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of the Bank to visit and inspect any of its properties, including without limitation the Real Property Assets, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times, upon reasonable prior notice and as often as may reasonably be desired.

4. Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, service marks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

5.        Financial Covenants.

1. Debt. Debt of the Borrower and its Consolidated Subsidiaries will at no time exceed 50% of Combined Asset Value.

2. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth of the Borrower and its Consolidated Subsidiaries will at no time be less than $400,000,000.

3. Dividends. The Borrower will not, as determined on an aggregate basis, pay any dividends in excess of 95% of the Borrower's annual FFO, except to the extent necessary to maintain the Borrower's status as a real estate investment trust.

4. Fixed Charge Coverage. The ratio of Net Operating Cash Flow of the Borrower and its Consolidated Subsidiaries to Fixed Charges of the Borrower and its Consolidated Subsidiaries (for any period of four consecutive fiscal quarters) shall at all times be equal to or greater than 2:1.

5. Unleveraged Asset Ratio. The ratio of Unleveraged Asset Value of the Borrower to Unsecured Debt of the Borrower shall at no time be less than 2:1.

6. Unimproved Land Value Percentage. Unimproved Land Value of the Borrower and its Consolidated Subsidiaries shall at no time exceed ten percent (10%) of Combined Asset Value of the Borrower and its Consolidated Subsidiaries.

7. Secured Debt Ratio. Secured Debt of the Borrower and its Consolidated Subsidiaries shall at no time exceed 37.5% of Combined Asset Value of the Borrower and its Consolidated Subsidiaries.

8. Limits on Negative Pledges. Neither the Borrower nor any Consolidated Subsidiary will agree to limits on Liens on Unleveraged Assets except in connection with the public offering of unsecured Debt of the Borrower.

9. Combined Asset Value. The Combined Asset Value of the Borrower and its Consolidated Subsidiaries shall at no time fall below $385,000,000.

10. Construction Asset Costs. Construction Asset Costs of the Borrower and its Consolidated Subsidiaries shall at no time (i) during the period commencing the date hereof and ending on the earlier of (x) June 30, 1997, or
(y) the date that the Real Property Asset known as "Avalon Cove," located in jersey City, New Jersey, has obtained a certificate of occupancy or its equivalent (such earlier date, being the "End Date") exceed thirty-eight percent (38%) of Stabilized Real Estate Value and (ii) during the period commencing on the End Date and continuing to the Maturity Date, exceed thirty percent (30%) of Stabilized Real Estate Value.

1.        Restriction on Fundamental Changes.


1.       The Borrower shall not enter into any merger or consolidation, unless
(i) the Borrower is the surviving entity, (ii) the entity which is merged into Borrower is predominately in the multi-family real estate business and (iii) the creditworthiness of the surviving entity's long term unsecured debt or implied senior debt, as applicable, is not lower than the Borrower's creditworthiness two months immediately preceding such merger. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property, whether now or hereafter acquired. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.

2. The Borrower shall not amend its articles of incorporation, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Bank's consent, which shall not be unreasonably withheld.

3. The Borrower shall deliver to the Bank copies of all amendments to its articles of incorporation, by-laws, or other organizational documents no less than ten (10) days after the effective date of any such amendment.

1. Changes in Business. The Borrower shall not enter into any business which is substantially different from that conducted by the Borrower on the Closing Date after giving effect to the transactions contemplated by the Loan Documents.

2. Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters.

3. Margin Stock. None of the proceeds of the Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

4. Unsecured Debt. No Consolidated Subsidiary shall create, incur or guaranty any Unsecured Debt (excluding trade payables incurred in the ordinary course of business).

5. No Other Unsecured Debt. Except as provided for in this Agreement and in the Existing Agented Facility, the Borrower shall not, without the prior written approval of the Bank, borrow any additional funds on an unsecured basis, obtain any additional unsecured loans or unsecured revolving credit facilities or pledge any collateral to any Bank under the Existing Agented Facility. The foregoing shall not be construed to prevent the Borrower from incurring trade payables in the ordinary course of business.


                               1.      DEFAULTS

1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

1. the Borrower shall fail to pay when due any principal of, or interest on, the Loan, any fees or any other amount payable hereunder;

2. the Borrower shall fail to observe or perform any covenant contained in Section 5.8 (a), (b), (c), (d), (e), (g), (h), (i) or (j), Section 5.9 (a)
or (b), or Sections 5.10 to 5.14, inclusive;

3. the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Bank, or if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days (other than payment of any monetary amount or a default pursuant to Section 5.8(f)) such additional period of time as may be reasonably necessary to cure same, provided the Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed one hundred twenty (120) days;

4. any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

5. the Borrower shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Debt which is not Non-Recourse Debt or Debt guaranteed by the Borrower (other than the Obligations) and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period; or the Borrower shall default in the performance or observance of any obligation or condition with respect to any such Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;

6. the aggregate principal amount of Defaulted Non-Recourse Debt shall exceed $75,000,000 at any time during the Term;

7. the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

8. an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of seventy-five (75) days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect;

9. one or more judgments or decrees in an aggregate amount of Ten Million Dollars ($10,000,000) or more shall be entered by a court or courts of competent jurisdiction against the Borrower or its Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (x) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within ten (10) days or (y) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

10. there shall be a change in the majority of the Board of Directors of the Borrower during any twelve month period;

11. any Person (including affiliates of such Person) shall acquire more than twenty percent (20%) of the common shares of the Borrower;

12. the Borrower shall cease at any time to qualify as a real estate investment trust under the Code;

13. if any Termination Event with respect to a Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person, and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan and the insufficiency of any and all other Plans with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multi-employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing, the liability of the Borrower and the ERISA Affiliates related thereto) is equal to or greater than $1,000,000 and, in the case of a Termination Event with respect to a Plan of any ERISA Affiliate other than any Borrower, the liability therefor could reasonably be asserted against any member of the ERISA Group; and

14.      if any member of the ERISA Group shall commit a failure described in
Section 402(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 402(f)(3) of ERISA or Section 412(n)(3) of the code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $1,000,000; and

15. an Event of Default shall occur under the Existing Agented Facility and the same shall remain uncured or unwaived (any such waiver shall be in writing) after the expiration of applicable grace and cure periods.

1.        Rights and Remedies.

1. Upon the occurrence of any Event of Default described in Sections 6.1(f), (g) or (h), the Commitment and any obligation to issue Letters of Credit hereunder shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loan and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Bank may, by written notice to the Borrower, terminate the Commitment and any obligation to issue Letters of Credit hereunder and may, in addition to the exercise of all of the rights and remedies permitted the Bank at law or equity or under the Note and this Agreement, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loan and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind other than as provided in the Loan Documents (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower.

1.        Actions in Respect of Letters of Credit.

1. If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Bank may make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand), the Borrower shall pay to the Bank, in same day funds at the Bank's office designated in such demand, for deposit in a special cash collateral account (the "Letter of Credit Collateral Account") to be maintained in the name of the Bank and under its sole dominion and control, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

2. The Borrower hereby pledges and assigns to the Bank and grants to the Bank a lien on and a security interest in the following collateral (the "Letter of Credit Collateral"):

1. the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

2. all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Bank for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

3. all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

4. to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

                 The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

1. The Borrower hereby authorizes the Bank to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Bank may elect, as shall have become or shall become due and payable by the Borrower to the Bank in respect of the Letters of Credit.

2. Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 6.3(h).

3. The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.3.

4. If any Event of Default shall have occurred and be continuing, the Bank may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Bank shall elect. The Bank may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the Commonwealth of Virginia at that time.

5. The Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Bank accords its own property, it being understood that, assuming such treatment, the Bank shall not have any responsibility or liability with respect thereto.

6. At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

                                       1.

                           CHANGE IN CIRCUMSTANCES

1.       Increased Cost and Reduced Return.

1. If, on or after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans, or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any EuroDollar Loan any such requirement with respect to which the Bank is entitled to compensation during the relevant Interest Period under
Section 2.16)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its EuroDollar Loans, its Note, or its obligation to make EuroDollar Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any EuroDollar Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under its Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

2. If the Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Bank (or its Parent) as a consequence of the Bank's obligations hereunder to a level below that which the Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

1.        Taxes.

1. Any and all payments by the Borrower to or for the account of the Bank hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Bank's income, and franchise taxes imposed on the Bank, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof and, taxes imposed on its income, and franchise or similar taxes imposed on it (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit or participation therein to the Bank (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7.2) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Bank, the original or a certified copy of a receipt evidencing payment thereof.

2. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit or participation therein or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

3. The Borrower agrees to indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 7.2) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within fifteen (15) days from the date the Bank makes demand therefor.

                                       1.

                                 MISCELLANEOUS

1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party at its address set forth on the signature pages hereof with a duplicate copy thereof, in the case of the Borrower, to Pamela Rothenberg, Esq., David Hagner, et al., 1120 19th Street, N.W., 8th Floor, Washington, D.C., 20038, and, in the case of the Bank, with a duplicate copy thereof to Robert M. Gordon, Esq., Shaw Pittman Potts & Trowbridge, 201 Liberty Street, S.W., Leesburg, Virginia 20175. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid, (iii) if given by facsimile transmission, when transmitted to the facsimile number specified and confirmation of receipt is received, or (iv) if given by any other means, when delivered at the address specified in this Section.

2. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.        Expenses; Indemnification.

1. The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Bank (including reasonable fees and disbursements of counsel to the Bank), in connection with the preparation and administration of this Agreement, the Loan Documents and the documents and instruments referred to therein, the administration of the Loans, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel for the Bank, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

2. The Borrower agrees to indemnify the Bank, and its affiliates and directors, officers, agents and employees (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, (v) the grant to the Bank of any Lien in any property or assets of the Borrower or any stock or other equity interest in the Borrower, and (vi) the exercise by the Bank of its rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). The Borrower's obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

1. Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by the Bank (including, without limitation, by branches and agencies of the Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due any payable to the Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in obligations purchased by the Bank. Notwithstanding anything to the contrary contained herein, the Bank may, by separate agreement with the Borrower, waive its right to setoff contained herein or granted by law and any such written waiver shall be effective against the Bank under this Section 8.4.

2. Amendments and Waivers. Any provision of this Agreement or the Note or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

3.        Successors and Assigns.

1. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written
consent of the Bank.   Except to the extent permitted by Sections 8.6(b) and
(c), the Bank agrees that it will not sell or participate interests in the Note or otherwise assign the Debt to an unrelated lending institution or person without the prior written consent of the Borrower. A transfer or assignment of the Note or the Debt as a result of a merger, acquisition, or sale of the Bank shall not be considered an assignment of the Note or the Debt for these purposes and shall not require the consent of the Borrower.

2. The Bank may at any time grant (i) prior to the occurrence of an Event of Default, to one or more banks or other financial institutions in the business of making or participating in loans similar to the Loans in minimum amounts of not less than $5,000,000 and (ii) after the occurrence and during the continuation of an Event of Default and during the continuation of an Event of Default, to any Person in any amount (in each case, a "Participant"), participating interests in its Commitment or any or all of its Loans. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VII and Section 2.6(d) with respect to its participating interest.

3. In addition, nothing in this Agreement or any other of the Loan Documents shall prohibit the Bank from pledging or assigning its interests hereunder, including any related collateral, to any Federal Reserve Bank in accordance with applicable law.


1.       Governing Law; Submission to Jurisdiction.

1. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

2. Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the Commonwealth of Virginia or of the United States of America for the Eastern District of Virginia, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

1. Marshaling; Recapture. The Bank shall be under no obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent the Bank receives any payment by or on behalf of the Borrower in connection with this Agreement, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to the Bank as of the date such initial payment, reduction or satisfaction occurred.

2. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agree_ment shall become effective upon receipt by the Bank and the Borrower of counterparts hereof signed by each of the parties hereto (the date of such receipt being deemed the "Effective Date").

3. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4. Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

5. Domicile of Loans. The Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of the Bank.

6. Limitation of Liability. No claim may be made by the Borrower or any other Person acting by or through the Borrower against the Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

7. Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of the Borrower except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

8. Confidentiality. The Bank agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices, any nonpublic information supplied by the Borrower or its agents pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank, (iii) to examiners, auditors or accountants (provided that with respect to such auditors or accountants only, they agree to be bound by the restrictions set forth in this Section 8.15) or (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees to be bound by these provisions. The Bank shall not be deemed to have breached this
Section 8.15 if a prohibited disclosure of confidential information by such party is inadvertent.

9. Legal Rate. Notwithstanding anything in this Credit Agreement or any Loan Document to the contrary, if at any time the interest rate applicable to the Note, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges") as provided for in this Credit Agreement or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Bank shall exceed the maximum lawful rate (the "Legal Rate") which may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable under such Note, together with all Charges payable, shall be limited to the Legal Rate and any interest or Charges not so charged, taken, received or reserved by the Bank at such time shall be spread, prorated or amortized over the term of such Note to be fullest extent permitted by law.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        AVALON PROPERTIES, INC.


                                        By:
                                            -----------------------------
                                        Thomas J. Sargeant
                                           Secretary and Chief Financial Officer

                                           Facsimile number: (203) 761-6560





                                        FIRST UNION NATIONAL BANK OF VIRGINIA


                                        By:
                                            ----------------------------
                                            Timothy L. Leon
                                            Vice President


                                            Facsimile number: (703) 760-6290



EXHIBITS:
EXHIBIT A                 NOTE
EXHIBIT B                 SCHEDULE 5.1(n) LETTER
EXHIBIT C                 FORM OF MONEY MARKET QUOTE REQUEST
EXHIBIT D                 FORM OF MONEY MARKET QUOTE

SCHEDULES:

SCHEDULE 4.15(a)
SCHEDULE 4.15(b)